Exhibit 99.1

CVG REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Fourth quarter sales of $235 million, a 2.6% increase year-over-year
Net loss $32.0 million, adjusted EBITDA of $13.3 million, a 3.1% increase in adjusted EBITDA
Continued price realization to offset inflation

Business transformation continues, record annual sales of $982 million
In 2023, Company expects to realize ~$150 million in new business revenue
Strong free cash flow and debt paydown exceeded target at ~$43 million

NEW ALBANY, OHIO (March 6, 2023) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $234.9 million, up 2.6% as demand and price increases came through as expected. New business revenues fully offsetting softness in Industrial Automation (formerly known as Warehouse Automation). New business revenue was approximately $20 million in the quarter and $130 million for the full year.
•Net loss of $32.0 million, or $0.98 per diluted share was caused by non-cash charges related to tax valuation allowance changes, a pension settlement to terminate the Company’s U.S. legacy pension plan, and a $10.4 million non-cash charge in Industrial Automation segment due to modest outlook for the business. The Company no longer has a pension liability in the United States.
•Adjusted EBITDA of $13.3 million, up $0.4 million or 3.1%. Our pricing actions, solid demand, and new business revenues in our three vehicle-related segments are fully offsetting slowdown in the Industrial Automation segment. Startup expenses on new business ramp-ups were high at $3.3 million in the quarter, but set the stage for a much improved 2023.
•Price negotiations during the quarter secured further increases beginning January 2023.

Full Year 2022 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $981.6 million, an annual record for the Company driven by the three vehicle segments, current year contribution of new business revenue, and higher prices to offset inflation.
•Continued to gain new business on a wider spectrum of Non-Class 8 vehicles, with a wider set of customers, and new products. The Company secured an additional $150 million of new business wins during the year; these wins are concentrated in our Electrical Systems product lines. One-time startup costs were expensed as incurred and were $12.3 million in 2022 vs. $6.1 million in 2021.
•Operating income of $20.1 million, down $29.4 million, and adjusted operating income of $36.6 million, down $16.6 million. The decrease in operating income was due to the lag effect of price recovery on ongoing business and funding a bigger startup program (approximately $6 million higher). The Company's price recovery efforts are fully offsetting the cost of inflation and have curtailed growth programs tied to high-cost startups.
•Full-year 2022 debt paydown was $43.2 million, and net debt declined to $120.6 million.

Harold Bevis, President and Chief Executive Officer of CVG, said, “We had a busy quarter of completing a good amount of new business startups, and negotiating substantial improvements in our price recovery program. The Industrial Automation business remains small with a modest outlook, so we took the opportunity to close a plant, right-size our payroll, and right-size our inventory profile."

"In 2022, we delivered record revenues, had a record amount of new vehicle platform startups, and secured another approximately $150 million of new business wins on an ever-expanding lineup of vehicles. We believe that we can continue to add greater than $100 million of new business wins per year. In 2022, we also exceeded our goal of paying down debt, reduced debt by $43 million and ended the year with $121 million of net debt. We remain focused on higher levels of EBITDA, lower working capital, strategic capex, and lower debt levels."

“We have already doubled the size of the Electrical Systems business on a pro-forma basis. The secular growth of the Electric Vehicle market is helping us as there is a lot of vehicle development activity globally and we are in an opportunity-rich environment. Our goal is to be known as a nimble, high-service growth company and progressively add new targeted business, concentrated in Electrical Systems."

“Our transformation plan is working and we are increasing the proportion of our revenues and earnings coming from our Electrical Systems business. Cumulatively, in the last three years, we have secured new growth with 300+ new programs and 115+ new and existing customers.”

“The 2023 cost reduction program is over $30 million, comprised of approximately 350 projects globally. We are committed to lowering our cost structure, mainly in the non-growth areas, and mainly away from high-cost countries. We believe we can accomplish $90 million of cost-outs over the next three years. The Company is also announcing an ESG program of which a primary goal is to reduce its carbon footprint by 50% over the next 10 years."

“We are expecting 2023 to be a year of record revenue, higher EBITDA, continued free cash flow and debt paydown, $30 million of cost-out, and at least $100 million of targeted new business wins, concentrated in Electrical Systems.”

Andy Cheung, Chief Financial Officer, added, “We delivered another quarter of strong top-line growth and, we have taken major actions to position the Company for strong 2023 performance. We have incurred additional startup costs to support the ramp up of our biggest platforms. Additionally, we made several non-cash GAAP balance sheet adjustments in the quarter, exceeded the high end of our target debt paydown range, and achieved our working capital reduction targets for the year.”

We recorded the following special items during the quarter:

•We completed the restructuring of the industrial automation business and as a result recognized a non-cash write-down of $10.4 million in industrial automation inventory.
•As a result of evaluating our global deferred tax assets, we took a net non-cash charge of $14.7 million.
•We recorded a charge of $8.1 million related to the termination of the Company’s U.S. legacy pension plan.

"Giving effect to the tax adjustments noted above, our actual cash taxes were flat in 2022 versus 2021 at approximately $4.0 million.”

Financial Results
(amounts in millions except per share data and percentages)

	Fourth Quarter
	2022	2021	Change
Revenues	$234.9	$228.9	2.6%
Gross profit	$12.4	$23.4	(47.0)%
Gross margin	5.3%	10.2%
Adjusted gross profit [1]	$23.9	$24.5	(2.4)%
Adjusted gross margin [1]	10.2%	10.7%
Operating income (loss)	$(4.0)	$6.5	NM [2]
Operating margin	(1.7)%	2.8%
Adjusted operating income [1]	$8.4	$8.5	(1.2)%
Adjusted operating margin [1]	3.6%	3.7%
Net income (loss)	$(32.0)	$2.6	NM [2]
Adjusted net income (loss) [1]	$1.4	$4.1	(65.9)%
Earnings (loss) per share, diluted	$(0.98)	$0.08	NM [2]
Adjusted earnings (loss) per share, diluted [1]	$0.04	$0.13	(69.2)%
Adjusted EBITDA [1]	$13.3	$12.9	3.1%
Adjusted EBITDA margin [1]	5.7%	5.6%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results

Fourth Quarter 2022 Results
•Fourth quarter 2022 revenues were $234.9 million compared to $228.9 million in the prior year period, an increase of 2.6%. The increase in revenues is due to increased pricing to offset material cost increases. Foreign currency translation unfavorably impacted fourth quarter 2022 revenues by $6.3 million, or by 2.7%.
•Operating loss for the fourth quarter 2022 was $4.0 million compared to operating income of $6.5 million in the prior year period. The decrease in operating income was primarily due to special costs, including restructuring and an inventory write-down due to decreased demand in the Industrial Automation segment. Foreign currency translation also unfavorably impacted fourth quarter 2022 operating loss by $0.9 million. Excluding special costs, the fourth quarter of 2022 adjusted operating income was $8.4 million, down 1.2%. Adjusted operating income includes $1.8 million of higher than expected startup costs on programs which will benefit future periods.
•Interest expense was $2.9 million and $1.7 million for the fourth quarter ended December 31, 2022 and 2021, respectively. The increase in interest expense was due to higher interest rates, and a higher average debt balance during the fourth quarter 2022 compared to fourth quarter 2021.
•Net loss was $32.0 million, or $0.98 per diluted share, for the fourth quarter 2022 compared to net income of $2.6 million, or $0.08 per diluted share, in the prior year period.

At December 31, 2022, the Company had no outstanding borrowings on its revolving credit facility, $31.8 million of cash and $148.8 million availability from the revolving credit facility, resulting in total liquidity of $180.6 million.

Segment Results

Fourth Quarter 2022 Results (Compared with prior-year period, where comparisons are noted)

Vehicle Solutions Segment
•Revenues were $142.8 million, an increase of 12.9% primarily resulting from material cost pass-through and increased sales volume.
•Operating income for the fourth quarter 2022 was $3.7 million, a decrease of 26.8%. Primarily due to a lag in price recovery versus cost inflation and higher than planned start up costs. Excluding special costs, the fourth quarter of 2022 adjusted operating income decreased to $4.1 million, or 24.2%, as compared to the fourth quarter 2021.

Electrical Systems Segment
•Revenues were $47.1 million, an increase of 23.1%, primarily resulting from material cost pass-through and contributions from new business wins.
•Operating income was $5.4 million, an increase of $3.7 million primarily attributable to material cost pass-through and favorable volume. Adjusted operating income was $5.5 million, an increase of 103.2%, excluding special costs.

Aftermarket and Accessories Segment
•Revenues were $34.1 million, an increase of 27.8%, primarily resulting from increased sales volume and increased pricing to offset material cost pass-through.
•Operating income was $3.2 million, an increase of 69.2%. The increase in operating income was primarily attributable to the increase in pricing to offset material cost pass-through.

Industrial Automation Segment
•Revenues were $11.0 million, a decrease of 70.8%, due to lower demand levels. Operating loss was $11.9 million, compared to operating income of $3.1 million in the prior year. The operating loss was primarily attributable to lower sales volumes and an inventory charge of $10.4 million. Adjusted operating loss was $0.5 million, a decrease of 114.5%. The business restructuring was primarily completed during the quarter.

2023 Outlook

According to ACT Research, 2023 North American Class 8 truck production levels are expected to be at 305,000 units and Class 5-7 production are expected to be at 242,000 units. Estimates from FTR for 2023 are 322,000 units, slightly higher than ACT Research for Class 8 truck builds. The 2022 actual Class 8 truck builds according to the ACT Research was 315,128 units.

According to Interact Analysis, the Global Off-Highway vehicle market is expected to increase approximately 4% to 6.2 million units in 2023 from 5.9 million units in 2022. Beyond 2023, the Off-Highway vehicle market is expected to grow in the 4-5% range. We expect our legacy business growth rates to be in line with this outlook.

Industry forecasts are expecting a 4% growth in 2023 for North American aftermarket truck parts. Compounded annual growth of 4.1% is forecasted for 2023-2027.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, March 7, 2023, at 10:00 a.m. ET. Management intends to reference the Q4 2022 Earnings Call Presentation during the conference call. To participate, dial (888) 396-8049 using conference code 33489158. International participants dial (416) 764-8646 using conference code 33489158.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (877) 674-7070 using access code 489158 and international callers can dial (416) 764-8692 using access code 489158.

Company Contact

Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact

Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

About CVG

At CVG we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business and the global supply chain, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, industrial automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment, including inflation and labor shortages and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.

Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months Ended December 31, 2022 and 2021
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	2022	2021	2022	2021
Revenues	$234,918	$228,905	$981,553	$971,578
Cost of revenues	222,517	205,551	895,048	852,591
Gross profit	12,401	23,354	86,505	118,987
Selling, general and administrative expenses	16,406	16,877	66,361	69,406
Operating income (loss)	(4,005)	6,477	20,144	49,581
Other (income) expense	7,665	249	10,463	(878)
Interest expense	2,935	1,690	9,827	11,179
Loss on extinguishment of debt	—	—	921	7,155
Income (loss) before provision for income taxes	(14,605)	4,538	(1,067)	32,125
Provision (benefit) for income taxes	17,384	1,902	20,904	8,393
Net income (loss)	$(31,989)	$2,636	$(21,971)	$23,732
Earnings (loss) per common share
Basic	$(0.98)	$0.08	$(0.68)	$0.75
Diluted	$(0.98)	$0.08	$(0.68)	$0.72
Weighted average shares outstanding
Basic	32,567	31,705	32,334	31,501
Diluted	32,567	32,753	32,334	32,790

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2022 and 2021
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	2022	2021
Current Assets:
Cash	$31,825	$34,958
Accounts receivable, net	152,626	174,472
Inventories	142,542	141,045
Other current assets	12,582	20,201
Total current assets	339,575	370,676
Property, plant and equipment, net	67,805	63,126
Operating lease right-of-use asset, net	26,372	26,116
Intangible assets, net	14,620	18,283
Deferred income taxes, net	12,275	24,108
Other assets	9,621	5,384
TOTAL ASSETS	$470,268	$507,693
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$122,091	$101,915
Current operating lease liabilities	7,421	9,048
Accrued liabilities and other	35,388	41,792
Current portion of long-term debt	10,938	9,375
Total current liabilities	175,838	162,130
Long-term debt	141,499	185,581
Long-term operating lease liabilities	19,422	18,519
Pension and other post-retirement liabilities	8,428	9,905
Other long-term liabilities	5,041	4,905
Total liabilities	350,228	381,040

Stockholders’ equity:
Preferred stock	—	—
Common stock	328	321
Treasury stock, at cost	(14,514)	(13,172)
Additional paid-in capital	261,371	255,566
Retained deficit	(95,595)	(73,624)
Accumulated other comprehensive loss	(31,550)	(42,438)
Total stockholders’ equity	120,040	126,653
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$470,268	$507,693

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
Three and Twelve Months Ended December 31, 2022 and 2021
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	Vehicle Solutions		Electrical Systems		Aftermarket and Accessories		Industrial Automation		Corporate / Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Revenues	$142,765	$126,428	$47,054	$38,229	$34,141	$26,714	$10,958	$37,534	$—	$—	$234,918	$228,905
Gross profit	10,322	11,694	7,136	3,229	5,494	3,375	(10,551)	5,056	—	—	12,401	23,354
Selling, general & administrative expenses	6,661	6,690	1,778	1,567	2,289	1,481	1,322	1,907	4,356	5,232	16,406	16,877
Operating income (loss)	$3,661	$5,004	$5,358	$1,662	$3,205	$1,894	$(11,873)	$3,149	$(4,356)	$(5,232)	$(4,005)	$6,477

	Twelve Months Ended
	Vehicle Solutions		Electrical Systems		Aftermarket and Accessories		Industrial Automation		Corporate / Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Revenues	$579,731	$498,913	$180,404	$168,971	$133,671	$115,782	$87,747	$187,912	$—	$—	$981,553	$971,578
Gross profit	45,979	50,608	23,993	20,773	18,836	17,980	(2,303)	29,669	—	(43)	86,505	118,987
Selling, general & administrative expenses	24,930	26,959	5,775	6,213	6,925	5,889	5,564	6,106	23,167	24,239	66,361	69,406
Operating income (loss)	$21,049	$23,649	$18,218	$14,560	$11,911	$12,091	$(7,867)	$23,563	$(23,167)	$(24,282)	$20,144	$49,581

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Twelve Months Ended December 31, 2022 and 2021
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Gross profit	$12,401	$23,354	$86,505	$118,987
Inventory adjustment	10,421	—	10,421	—
Restructuring	1,077	1,186	4,035	1,186
Adjusted gross profit	$23,899	$24,540	$100,961	$120,173
% of revenues	10.2%	10.7%	10.3%	12.4%

	Three Months Ended			Twelve Months Ended
	December 31, 2022		December 31, 2021	December 31, 2022	December 31, 2021
Operating income (loss)	$(4,005)		$6,477	$20,144	$49,581
Restructuring	1,978		1,895	5,365	1,895
Inventory adjustment	10,421		—	10,421	—
Deferred consideration purchase accounting	—		121	341	609
Investigation	—		—	—	394
Executive transition	—		—	329	683
Total operating income adjustments	12,399	12,399	2,016	16,456	3,581
Adjusted operating income (loss)	$8,394		$8,493	$36,600	$53,162
% of revenues	3.6%		3.7%	3.7%	5.5%

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$(31,989)	$2,636	$(21,971)	$23,732
Pre-tax adjusting items:
Operating income (loss) adjustments	12,399	2,016	16,456	3,581
Hryvnia fair value adjustments on forward exchange contracts	(134)	—	(36)	—
Loss on Early Extinguishment of Debt	—	—	921	7,155
Other adjusting items:
Pension settlement	8,086	—	9,202	—
Pension settlement - tax adjustment	1,462	—	1,462	—
Tax Valuation Allowance	14,666	—	14,666	—
Adjusted (benefit) provision for income taxes[1]	(3,066)	(504)	(4,335)	(2,684)
Adjusted net income (loss)	$1,424	$4,148	$16,365	$31,784

Diluted EPS	$(0.98)	$0.08	$(0.68)	$0.72
Adjustments to diluted EPS	$1.02	$0.05	$1.19	$0.25
Adjusted diluted EPS	$0.04	$0.13	$0.51	$0.97
1.Reported Tax (Benefit) Provision adjusted for tax effect of at 25% of pre-tax adjusting items.

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$(31,989)	$2,636	$(21,971)	$23,732
Interest expense	2,935	1,690	9,827	11,179
Provision (benefit) for income taxes	17,384	1,902	20,904	8,393
Depreciation expense	3,727	3,758	14,770	15,059
Amortization expense	848	858	3,411	3,436
EBITDA	$(7,095)	$10,844	$26,941	$61,799
% of revenues	(3.0)%	4.7%	2.7%	6.4%

EBITDA adjustments
Restructuring	1,978	1,895	5,365	1,895
Inventory adjustment	10,421	—	10,421	—
Pension settlement	8,086	—	9,202	—
Deferred consideration purchase accounting	—	121	341	609
Hryvnia fair value adjustments on forward exchange contracts	(134)	—	(36)	—
Investigation	—	—	—	394
Executive transition	—	—	329	683
Loss on Early Extinguishment of Debt	—	—	921	7,155
Adjusted EBITDA	$13,256	$12,860	$53,484	$72,535
% of revenues	5.7%	5.6%	5.4%	7.5%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Twelve Months Ended December 31, 2022 and 2021
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended December 31, 2022
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation	Corporate / Other	Total
Operating income (loss)	$3,661	$5,358	$3,205	$(11,873)	$(4,356)	$(4,005)
Restructuring	481	103	469	925	—	1,978
Inventory adjustment	—	—	—	10,421	—	10,421
Adjusted operating income (loss)	$4,142	$5,461	$3,674	$(527)	$(4,356)	$8,394
% of revenues	2.9%	11.6%	10.8%	(4.8)%		3.6%

	Twelve Months Ended December 31, 2022
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation	Corporate / Other	Total
Operating income (loss)	$21,049	$18,218	$11,911	$(7,867)	$(23,167)	$20,144
Restructuring	751	674	1,909	1,725	306	5,365
Inventory adjustment	—	—	—	10,421	—	10,421
Deferred consideration purchase accounting	—	—	—	341	—	341
Executive transition	—	—	—	—	329	329
Adjusted operating income (loss)	$21,800	$18,892	$13,820	$4,620	$(22,532)	$36,600
% of revenues	3.8%	10.5%	10.3%	5.3%		3.7%

	Three Months Ended December 31, 2021
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation		Corporate / Other	Total
Operating income (loss)	$5,004	$1,662	$1,894	$3,149		$(5,232)	$6,477
Restructuring	459	1,025	—	364		47	1,895
Deferred consideration purchase accounting	—	—	—	121		—	121
Adjusted operating income (loss)	$5,463	$2,687	$1,894	$3,634	$—	$(5,185)	$8,493
% of revenues	4.3%	7.0%	7.1%	9.7%			3.7%

	Twelve Months Ended December 31, 2021
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation		Corporate / Other	Total
Operating income (loss)	$23,649	$14,560	$12,091	$23,563		$(24,282)	$49,581
Restructuring	459	1,025	—	364		47	1,895
Deferred consideration purchase accounting	—	—	—	609		—	609
Investigation	—	—	—	—		394	394
Executive transition	—	—	—	—		683	683
Adjusted operating income (loss)	$24,108	$15,585	$12,091	$24,536	$—	$(23,158)	$53,162
% of revenues	4.8%	9.2%	10.4%	13.1%			5.5%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.